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                                  June 10, 2005

Columbia Strategic Income Fund
c/o Columbia Funds Trust I
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

We consent to the filing of the form of the legal opinion our firm expects to deliver in connection with the proposed combination of Columbia Strategic Income Fund, a series of Columbia Funds Trust I (the "Trust"), with Nations Strategic Income Fund, a series of Nations Funds Trust, with and as part of the Registration Statement of the Trust on Form N-14 and to the references to our firm in each of the related prospectus/proxy statements under the caption "Federal Income Tax Consequences."

                                                        Very truly yours,

                                                        /s/ Ropes & Gray LLP

                                                        Ropes & Gray LLP